Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Joseph W. Kaufmann

President and Chief Executive Officer

(484) 713-2100

KENSEY NASH ANNOUNCES NEW UNSECURED REVOLVING CREDIT FACILITY

EXTON, PA May 26, 2011 — Kensey Nash Corporation (Nasdaq: KNSY) announced today that it has entered into a new $35 million unsecured revolving credit facility with Wells Fargo Bank, National Association.

The new credit facility has a term of three years, maturing on May 25, 2014, with the option to extend it up to two additional one year periods upon meeting certain conditions. The credit facility allows the Company to use borrowings for working capital purposes and general corporate purposes including permitted acquisitions and capital expenditures. Borrowings under the revolving credit facility will, at the Company’s option, bear interest at a rate of either London Inter Bank Offering Rate (“LIBOR”) plus an applicable margin, or Prime Rate plus an applicable margin. Based on this week’s 1-month LIBOR rate, borrowings on this facility would bear interest in the range of 1.20% to 1.65%.

“The availability of this new credit facility provides us the flexibility to be able to execute our growth plans at attractive rates and enhances our liquidity position,” said Michael Celano, CFO of Kensey Nash.

About Kensey Nash Corporation. Kensey Nash Corporation is a medical device company primarily focused on regenerative medicine utilizing its proprietary collagen and synthetic polymer technology. The Company is recognized as a leader for innovative product development and unique technology in the field of resorbable biomaterials. The Company has an extensive range of products, which are sold through strategic partners in multiple medical markets, including the cardiology, orthopaedic, sports medicine, spine, endovascular and general surgery markets.